    As filed with the Securities and Exchange Commission on March 15, 1999
                                                     Registration No. 333-70927

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                                ---------------
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                                 PIXTECH, INC.
            (Exact name of Registrant as specified in its charter)
                                ---------------

                     Delaware                                          04-3214691
  (State or other jurisdiction of incorporation)           (I.R.S.Employer Identification No.)

      Avenue Olivier Perroy, 13790 Rousset, France, 011 33 4-42-29-10-00 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                      YVES MOREL, CHIEF FINANCIAL OFFICER
                                 PixTech, Inc.
                             Avenue Olivier Perroy
                             13790 Rousset, France
                             011-33-4-42-29-10-00
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                with copies to:
                             MICHAEL LYTTON, ESQ.
                           MARC A. RUBENSTEIN, ESQ.
                              Palmer & Dodge LLP
                               One Beacon Street
                          Boston, Massachusetts 02108
                                (617) 573-0100
   Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement is declared effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                           Proposed Maximum
 Title of each Class of       Amount      Proposed Maximum    Aggregate
    Securities to be          to be        Offering Price      Offering        Amount of
       Registered         Registered(1)     Per Share(2)       Price(1)     Registration Fee
--------------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value.................   85,288 shares       $2.0781        $177,236.99         $49.27

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(1) The shares being registered pursuant to this Amendment No. 1 to the
    Registration Statement are in addition to the 7,717,602 shares originally registered on January 21, 1999.
(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c) based upon the average of the high and low sale prices on March 8, 1999 as reported by the Nasdaq National Market.

                                ---------------
   The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                  SUBJECT TO COMPLETION, DATED MARCH 15, 1999

                                 PixTech, Inc.
                             Avenue Olivier Perroy
                             13790 Rousset, France
                              011-33-4-42-29-10-00


                                 PixTech, Inc.

                                7,802,890 Shares

                                  Common Stock

  PixTech common stock trades on the Nasdaq National Market under the symbol "PIXT." On March 10, 1999, the last reported per share sale price of PixTech common stock was $2.0313.

  The selling stockholders listed on page nine of this prospectus are offering the shares of common stock described in this Prospectus and will receive all of the proceeds from any sales of these shares.

  The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

  See "Risk Factors" beginning on page 4 of this prospectus for a discussion of certain factors that should be considered by prospective purchasers of shares of common stock.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------



             The date of this prospectus is                 , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PIXTECH, INC...............................................................   3
RISK FACTORS...............................................................   4
SELLING STOCKHOLDERS.......................................................   9
PLAN OF DISTRIBUTION.......................................................  10
LEGAL MATTERS..............................................................  11
EXPERTS....................................................................  11
WHERE YOU CAN FIND MORE INFORMATION........................................  12

  In evaluating your outlook of us, you should consider risks and issues listed on the following pages. It is especially important to keep these risk factors in mind when you read forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements relate to the future and include discussions relating to our:

  . market opportunities;
  . acquisition opportunities;
  . ability to compete; and
  . stock price.

  Forward-looking statements are current only as of the date of this Prospectus. We do not have any obligation to inform you if forward-looking statements, or the circumstances they are based on, change.

                                 PIXTECH, INC.

  PixTech, Inc. was incorporated in Delaware in November 1993 as the parent company of PixTech S.A., a French corporation formed in June 1992. Our executive offices are located at Avenue Olivier Perroy, 13790 Rousset, France. Our main telephone numbers are 011-33-4-42-29-10-00 and (408) 986-8868.

  We are currently focused on many activities regarding our field emission display business. Field emission displays are a type of flat panel display that can be used in many areas, from navigation and video displays to hand-held personal computers. Flat panel displays are displays that are used in laptop computers, desktop computers, car navigation systems, hand-held computers and instrumentation. Currently, the flat panel display market is dominated by liquid crystal displays which are widely used in watches, calculators and low-end laptop computers. We expect that field emission displays will provide higher viewing quality, lower manufacturing costs and more efficient power consumption than current flat panel display technologies. Our business is currently focused on the following activities which we believe are necessary to the success of our business:

  . successfully beginning the manufacture of field emission displays by our
    Asian contract manufacturer, Unipac Optoelectronics Corporation;
  . improving our manufacturing processes and yields, both in our prototype pilot production plant located in Montpellier, France and at Unipac;
  . expanding our customer base; and
  . continuing the development of our field emission display technology.

                                  RISK FACTORS


We May Not Have Operating Income Or Net Income In The Future and We May Have Problems Raising Money We Need In The Future.

In the future, we expect that we will need to obtain money from sources outside our company, as we have done in the past. We currently expect to run out of cash sometime after June 30, 1999. If we cannot obtain money when we need it, we may need to reduce our production of products and development of new products. There is no guarantee that any of the outside sources will provide us with money when we need it. In addition, even if we are able to find outside sources which will provide us with money when we need it, in order to raise this money we may be required to issue securities with better rights than the rights of our common stock or we may be required to take other actions which lessen the value of our current common stock, including borrowing money on terms that are not favorable to us.

Recently we have had significant operating losses. During the 9 month period ended September 30, 1998, our net operating loss amounted to $13.6 million. During the year ended December 31, 1997 we had an operating loss of approximately $15.8 million.

Because We Use a Single Contract Manufacturer To Manufacture Our Field Emission Displays We May Be Unable To Obtain An Adequate Supply Of Products And We May Have Less Control Of Price.

Unipac, a liquid crystal display manufacturer, is our only contract manufacturer. Currently, the products that are sold to customers that are manufactured at Unipac represent approximately 2% of our revenue in 1998. If we are not able to implement our manufacturing plans with Unipac as soon as we expect, we will not be able to ship medium to large volumes of field emission display products. Moreover, we will have less control over the price of the finished products, the timeliness of their delivery and their reliability and quality. Finally, we will not be able to obtain an acceptable cost for our field emission displays through high volume manufacturing, as compared to manufacturing field emission displays at our pilot production facility. This situation would materially adversely affect our revenues and costs of producing products.

Expectations about the final timing of this manufacturing plan with Unipac are forward-looking statements that still involve risks and uncertainties, including the ease or difficulty of the transfer of the field emission display technology to Unipac.

Our failure to adequately manage this contract manufacturing relationship or any delays in the shipment of our products would adversely effect us.

Our Products And Manufacturing Processes Are Still under Development and We Still Need To Obtain Commercially Acceptable Yields And Acceptable Costs Of Products Or Our Costs To Produce Our Displays Will Be Too High for Us To Be Profitable.

In order for us to succeed, we must continue to develop and produce a range of products incorporating our field emission display technology. At this time, we have successfully developed only one product that has been incorporated into a commercial end-user application. We will need to complete the development of additional field emission display products before they can be sold to the public, and there is no guaranty that we will succeed in these development efforts. If we do not develop these new products, we will need to rely on sales of a single product to be successful.

We have used our manufacturing facility in Montpellier, France to develop manufacturing processes but it has produced only a limited number of products suitable for sale. Additionally, to date, we have not completed testing of our manufacturing processes at Unipac. In order for us to be successful, we must improve our manufacturing yields in order to demonstrate the low cost potential of our field emission display technology. Even if we succeed in completing the development and testing of our manufacturing processes, we can not be sure that the favorable characteristics demonstrated by our current displays manufactured at our pilot manufacturing facility will be reproduced on a cost-effective basis in commercial production.

We have, at this time, encountered a number of delays in the development of our products and processes, and it is possible that further delays will occur. Any significant delays could cause us to miss certain market opportunities and could reduce our product sales.

We Need to Further Enhance Our Display Performance Or Our Displays May Never Be Accepted By A Large Number Of Potential Customers.

We may never improve the performance characteristics of our color displays to a level that is commercially acceptable or fail to do so on a timely basis, either of which could result in potential customers not buying our products. Key elements of display performance are brightness, power efficiency and stability over time (life time and reliability). We are seeking to balance brightness with power efficiency to produce bright and low power-consumption displays. Display reliability depends heavily on the manufacturing process used in assembling the displays as well as the characteristics of the phosphors used in the display. In order to produce color displays that will provide the product life and other characteristics necessary for most applications, we need to make further advances in our manufacturing processes.

We Face Intense Competition And Need To Compete With Current And Future Competing Technologies That May Outperform Our Displays Thus Making Our Display Undesirable.

Our competitors may succeed in developing products that outperform our displays or that are more cost effective. If our competitors develop products that offer significant advantages over our products and we are unable to improve our technology, or develop or acquire alternative technology that is more competitive, we may not be able to sell our displays.

The market for flat panel display products is currently dominated by products utilizing liquid crystal display technology. Certain liquid crystal display manufacturers, such as Sharp, NEC and Hitachi, have substantially greater name recognition and financial, technological, marketing and other resources than us. Furthermore, liquid crystal display manufacturers have made, and continue to make, substantial investments in improving liquid crystal display technology and manufacturing processes and in the construction of manufacturing facilities for displays. We believe that, over time, this will have the effect of reducing average selling prices of flat panel displays. In addition, recently there have been substantial increases in the world-wide manufacturing capacity of flat panel displays, and new competitors have entered the flat panel display market. Such changes may cause over-supply conditions leading to dramatic reductions in the price of flat panel displays. In order to effectively compete, we could be required to increase the performance of our products or reduce prices. In the event of price reductions, we will not be able to maintain gross margins unless we reduce our cost of sales.

There are a number of domestic and international companies developing and marketing display devices using alternative technologies to liquid crystal display technology, such as vacuum fluorescent displays, electro-luminescent panels and plasma panels. Additionally, some of the basic field emission display technology is in the public domain and, as a result, we have a number of potential direct competitors developing field emission display displays including Futaba, Motorola, Sony, Fujitsu, and Samsung as well as smaller companies, including Candescent, FED Corporation, and Micron Technology. Although we own the rights to significant technological advances in field emission display technology, potential competitors may have developed or may soon develop comparable or superior field emission display technology. Many of the developers of alternative flat panel display and competing field emission display technologies have substantially greater name recognition and financial, research and development, manufacturing and marketing resources than us, and have made and continue to make substantial investments in improving their technologies and manufacturing processes.

Because Potential Customers May Not Accept Our Products We May Never Sell The Number Of Displays Required To Make Our Business Profitable.

We are uncertain about the potential size and timing of our target market opportunities. We anticipate marketing our displays to original equipment manufacturer customers, which are customers that will incorporate our product into their final product.

It is possible that demand for any particular product by these customers will not last or that new markets will fail to develop as we expect, or at all. Our ability to have consumer products sold that incorporate our displays will depend, in part, on the following factors:

  . whether original equipment manufacturers select our products for incorporation into their products;
  . the successful introduction of such products by the original equipment manufacturers; and
  . the successful commercialization of products developed by parties incorporating our products.

It takes a long time for any product to achieve market success, and any success is never certain. The introduction of new products is often delayed by the need to have the products selected by an original equipment manufacturer and designed into the original equipment manufacturer's products. For certain products, the delay attributable to a manufacturer's design cycle may be a year or longer. Factors affecting the length of these delays include:

  . the size of the manufacturer;
  . the type of application; and
  . whether the displays are being designed into new products or fitted into existing applications.

If volume production of such products is delayed for any reason, our competitors may introduce new technologies or refine existing technologies which could diminish the commercial acceptance of our products.

Future Cooperation And License Revenues May Decrease.

We have entered into various license agreements under which we are paid money for achieving certain milestones. At this time, we have received most of the expected revenues associated with these milestone payments. If we fail to enter into new royalty-bearing licenses or cooperation agreements, we could be adversely affected as we have relied on these revenues in the past and revenues from product sales may not increase as we expect. For instance, we must execute further cooperation and/or license agreements with third parties that are not existing licensees before we will receive any future cooperation or license revenues. Should we successfully enter such agreements, a portion of the revenues from these contracts may need to be shared with our existing licensees. In 1998, cooperation and license revenues accounted for approximately 34% of our revenues.

In addition, we will only recognize royalty revenues under cooperation and license agreements with existing or future licenses if any of our licensees incorporate licensed technology into products that are successfully commercialized. We can not guarantee that any of our licensees will successfully develop or commercialize any field emission display products. We believe that one of our existing licensees, Raytheon Company, may have suspended its internal program to develop field emission displays.

We May Have Difficulty Protecting Patents And Other Proprietary Rights To Our Technology And May therefore Be Unable To Prevent Competitors From Using Our Technology.

We have been granted, have filed applications for, and have been licensed under a number of patents in the United States and other countries. We rely on these patents and licenses for an advantage in our industry and any infringement of these patents and licenses will lessen our advantage. However, rights granted under patents may not provide us with any competitive advantage over competitors with similar technology, and any issued patents may not contain claims sufficiently broad to protect against these competitors.

We have not conducted an independent review of patents issued to other companies. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions because patent applications in the United States are maintained in secrecy until patents issue and the publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Competitors in both the United States and other countries may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with our ability to make and sell our products.

We also rely on unpatented, proprietary technology which is significant to the development and manufacture of our displays. Others may independently develop the same or similar technology or obtain access to our unpatented technology. If we are unable to maintain the proprietary nature of our technologies, our competitors may develop products using our technology.

Moreover, claims that our products infringe on the proprietary rights of others are more likely to be asserted after we begin commercial sales of products using our technology. It is possible that competitors will infringe our patents. Even the successful defense and prosecution of patent suits is costly and time consuming. The adverse outcome of a patent suit could subject us to significant liabilities to other parties, require disputed rights to be licensed from third parties or require us to stop selling our products.

We have received correspondence from Futaba Corporation and its legal counsel beginning in February 1998 alleging the following:

  . we are infringing one or more patents owned by Futaba relating to the construction and manufacture of our displays that are not expressly included under the license agreement between us and Futaba;
  . our use of terms such as "alliance" and "partners" in describing the nature of our contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading; and
  . certain provisions in our agreement with Unipac constitute an impermissible sublicense of Futaba technology.

We do not believe such claims have any merit and have denied each of the allegations in correspondences with Futaba and its counsel. Futaba has also claimed that we improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has, in turn, disclosed such information to a third party vendor. If Futaba prevails on any of these claims, we may be required to modify the construction and manufacture of our displays and may, as a result, be materially adversely affected.

Because A Large Percentage Of Our Net Assets And Our Costs Is Expressed In Euros, Currency Fluctuations May Cause Gains Or Losses.

A large percentage of our net assets and of our costs is expressed in Euros, but our financial statements are stated in U.S. dollars. In 1998, 50% of our assets and 60% of our costs were expressed in Euros. Fluctuations of the value of the U.S. dollar versus the Euro may cause significant gains or losses. Most of our capital lease obligation is expressed in Taiwanese dollars and thus fluctuations of the value of the Taiwanese dollar versus the Euro may also cause significant foreign exchange gains or losses.

Year 2000 Errors In Our Computer Systems May Cause Our Operations To Be Suspended Or May Be Costly to Correct.

We are in the process of conducting a comprehensive review of our computer systems to identify applications that could be affected by the inability of certain computer systems to format and manipulate data containing dates including the year 2000 and subsequent years and are developing an implementation plan to resolve these issues. Our management does not expect that costs associated with modifying existing computer systems will have a significant impact on our financial position or results of operations. However, it is possible that such modifications will not be successfully implemented or that the costs will be significant. If this happens, we may be adversely affected.

Furthermore, we depend on a limited group of suppliers. We have no way of knowing whether those suppliers will be significantly impacted by the Year 2000 issue. If the suppliers are significantly impacted by the Year 2000 issue, they may be unable to continue their supply of parts to us without interruption, and we may be adversely affected.

Certain Anti-Takeover Provisions That We Have Instituted May Limit Our Stock
Price

Certain provisions of our certificate of incorporation and by-laws may discourage a third party from offering to purchase the company and may also adversely affect the market price of our common stock. These provisions, therefore, inhibit actions that would result in a change in control of the company, including an action that may give the holders of the common stock the opportunity to realize a premium over the then-prevailing market price of their stock.

In addition, under our certificate of incorporation we can issue preferred stock with such designations, rights and preferences as our board of directors determines from time to time. This type of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the company. In addition, the series E stock issued by the company in December 1998 and any additional shares of preferred stock that we may issue in the future may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of common stock. We do not currently intend to issue any additional shares of preferred stock, but we retain the right to do so in the future.

Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts.

Due To the Conversion Of Series E Preferred Stock, Holders of Common Stock May Face Significant Dilution.

In December 1998, we issued 367,269 shares of series E stock, at a price of $22.5313 per share, to certain institutional investors. The series E stock is generally convertible after June 21, 1999 into our common stock at a rate equal to the lesser of (a) $2.25313, and (b) the average closing price of our common stock over the ten trading day ending period ending on the day immediately preceding the day upon conversion. If our common stock price falls below $2.25313, the conversion of the series E stock may result in the issuance of a significant number of additional shares of common stock, and may cause significant dilution to current holders of our common stock. Even before the shares of series E stock are converted, the holders of the series E stock vote on the basis of the number of shares of common stock that the series E stock can be converted into. Therefore, a large drop in our stock price may result in a large amount of voting control being held by a small number of stockholders. As of March 1, 1999, the Series E Stock would have been convertible into 3,715,334 shares of our common stock, giving the holders of the series E stock 19.74% of the vote of the common stock.

If, As A Result Of The Issuance Of Our Preferred Stock, We Fail To Continue To Meet Nasdaq's Listing Maintenance Requirements, Nasdaq May Delist Our Common Stock

Our common stock is traded on the Nasdaq National Market and we are thus governed by certain Nasdaq rules. If the price of our common stock were to fall significantly below its current trading range, Nasdaq may approach us regarding our continued listing on the Nasdaq National Market. This situation would result from the rights contained in the series E stock, which is convertible into common stock at a conversion price based on a future price of our common stock. If Nasdaq were to begin delisting proceedings against us, it could reduce the level of liquidity currently available to our stockholders. With regard to future priced securities such as our series E stock, Nasdaq is concerned with the following, among other things:

  . disproportionate voting rights;
  . minimum bid price of a company's common stock; and . public interest concerns.

The holders of our series E stock may vote their series E stock as if they were holders of common stock and are entitled to the number of votes equal to the number of shares of common stock that the series E stock is convertible into at the time of voting. If our common stock price were to fall significantly, this right may be deemed to violate a Nasdaq maintenance requirement due to the disproportionate voting right, when compared to our common stock, that each share of series E stock would have. Moreover, in order to continue to be listed on Nasdaq, the minimum bid price of our common stock must stay above $1.00. In addition to the fluctuations of the market in general and our common stock in particular, a decrease in our common stock price that causes the number of shares of common stock issuable upon conversion of the series E stock to increase may exert downward pressure on the price of our common stock. This may drive the minimum bid price of our common stock below $1.00, thus violating a Nasdaq maintenance requirement. On March 8, 1999 the minimum bid price on our common stock was $2.00. Nasdaq has also stated that in egregious situations, future priced securities, such as our series E stock, may raise public interest concerns that may result in the delisting of our common stock, if Nasdaq deems the delisting necessary to prevent fraudulent and manipulative acts and practices.

                              SELLING STOCKHOLDERS

  Some of the selling stockholders are holders of series E preferred stock while others are currently holders of our common stock. We issued the series E stock to the selling stockholders in connection with a private placement. The series E stock is convertible into common stock starting in June 1998 and we agreed to register the shares of common stock. The following table sets forth the name of each selling stockholder, the number of shares of common stock owned by each selling stockholder, or which the selling stockholder has the right to acquire within 60 days of March 1, 1999 (in the case of selling stockholders holding series E stock the number of shares of common stock the preferred stock is convertible into based on the conversion feature of the series E stock and the market price of common stock as of March 1, 1999), some of which is being offered by this prospectus, and the percentage of the outstanding shares of common stock beneficially owned by each selling stockholder both before and after this offering. The actual number of shares of common stock which the series E stock is convertible into may be higher or lower due to the floating rate conversion price at which the preferred stock converts. As of March 3, 1999, there were approximately 15,150,329 shares of our common stock outstanding, not including the shares of common stock which are convertible from the series E stock.

                              Shares Owned                         Shares
                                  Prior                          Owned After
                              to Offering(1)      Number of      Offering(2)
                            -------------------- Shares Being -----------------
    Selling Stockholder      Number      Percent   Offered     Number   Percent
    -------------------     ---------    ------- ------------ --------- -------
The Kaufman Fund,
 Inc. (3).................. 4,372,067     23.2    2,693,898   1,678,169  9.42
 140 East 45th Street
 43rd Floor
 New York, NY 10017

Wingate Capital Ltd. (3)...   314,217(4)  1.67      314,287           0     0
 c/o Citadel Investment
  Group, L.L.C.
 225 West Washington Street
 Chicago, Illinois 60606

Fisher Capital Ltd. (3)....   583,679(4)  3.09      583,679           0     0
 c/o Citadel Investment
  Group, L.L.C.
 225 West Washington Street
 Chicago, Illinois 60606

The Atherton Co. (3).......   109,795        *       89,795      20,000     *
 415 Walsh Road
 Atherton, CA 94027

Banque Generale de
 Luxembourg, fonds.........    85,925        *       33,675      52,250     *
 Interselex Equity
  Easdaq (3)
 FIMAGEST--Gestion Actions
 23 rue de l'amiral
  d'Estaing
 F-75209 PARIS CEDEX 16
 FRANCE

PICTET & Cie...............   229,222     1.21      222,222       7,000     *
 29, Bld Georges Favon
 Ch-1204 Geneve, Suisse

Metzler Euro Small Cap.....   150,000        *      150,000           0     0
 Postfach 200138
 60605 Frankfurt Am Main

--------
 *  Less than 1%.
(1) Each of the entities named in the table has sole voting and investment power with respect to the shares beneficially owned by it.
(2) Assumes all shares offered by each of the selling stockholders are sold in this offering.
(3)  Holder of series E preferred stock.

(4) Citadel Limited Partnership is the general manager of NP Partners and the trading manager of each of Wingate Capital Ltd., Fisher Capital Ltd. and Olympus Securities, Ltd. and consequently has voting control and investment discretion over securities held by those entities. The ownership for each of Wingate Capital Ltd. and Fisher Capital Ltd. does not include the ownership information for such other entities or Citadel Limited Partnership. Citadel Limited Partnership, Wingate Capital Ltd. and Fisher Capital Ltd. and each of such other entities each disclaims beneficial ownership of the securities held by the other entities. Excludes 117,561 shares of common stock held by NP Partners and 219,141 shares of common stock held by Olympus Securities, Ltd.

                              PLAN OF DISTRIBUTION

  The selling stockholders may offer the shares of common stock held by them (in case of selling stockholders holding preferred stock, the shares of common stock that they receive after converting their preferred stock into shares of common stock), from time to time in transactions in the over-the-counter market, on any exchange where the common stock is then listed, with broker-dealers or third-parties other than in the over-the-counter market or on an exchange (including in block sales), in connection with short sales, in connection with writing call options or in other hedging arrangements, or in transactions involving a combination of such methods.

  The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

  The selling stockholders may use dealers, agents or underwriters to sell their shares. Underwriters may use dealers to sell such shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling stockholders, purchasers of shares or both (which compensation to a particular broker might be in excess of customary compensation).

  The selling stockholder and any dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" as such term is defined in the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

  To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

  To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

  Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholder. The foregoing may affect the marketability of the shares offered by this prospectus.

  We have agreed to pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or the Nasdaq National Market. We will not pay brokerage commissions or taxes associated with sales by the selling stockholders or any legal, accounting and other expenses of the selling stockholders.

  The series E stock that is convertible into the common stock being offered in this offering has certain rights, preferences, powers, privileges and restrictions, qualifications and limitations. Each share of series E stock was purchased for $22.5313.

  The holders of series E stock will receive, if declared, cumulative compounding dividends at the rate of six percent per year which we may pay with additional shares of common stock upon conversion of the series E stock. In addition, we are required to pay an additional dividend equal to the higher of
(a) two percent per year, pro rated on the basis of twelve 30-day months and a 360-day year, for the number of days that our common stock has a closing bid price that is less than $2.25313 and (b) four percent per year, pro rated on the basis of twelve 30-day months and a 360-day, year for the number of days that our common stock has a closing bid price that is less than $1.12657.

  Holders of series E stock may convert their shares at any time after June 22, 1999 at a rate equal to the lesser of (a) $2.25313, and (b) the average closing price of our common stock over the ten trading day period ending on the day immediately preceding the day upon the conversion (the "Conversion Price"). If, however, the ten trading day average price is more than $15, the series E stock will be converted at a rate equal to $2.25313 plus one-half of the difference between the ten trading day average price and $15. If we issue equity securities, or other securities convertible into equity securities, at a price less than $2.25313, (except for stock options granted to our employees with an exercise price equal to market price at the time of grant), the maximum price which the series E stock converts, will be the price at which the new securities are issued unless as described above, the ten trading day average price of our common stock prior to conversion is more than $15. The series E stock may not be converted for a period of 120 days from the date of filing of a registration statement covering the issuance of our securities in an underwritten public offering. In addition, if we complete an underwritten public offering resulting in gross proceeds to us of at least $10,000,000, the series E stock will automatically convert into shares of common stock at the lesser of $2.25313 and 90% of the purchase price per share of the securities offered in the offering. No holder of series E stock (except for the Kaufman Fund, Inc., who has waived applicability of this term) may contest or exercise any portion of series E stock if such conversion would increase such holder's beneficial ownership of Pixtech's common stock over 10.0%.

  We also have the option to require the series E stock to convert into common stock at the Conversion Price if the market value of our common stock has been more than $8.00 for the 30 consecutive trading days prior to the conversion. Moreover, the series E stock will automatically convert into common stock at the Conversion Price on December 22, 2003. Whenever we have the option to force the series E stock to convert into common stock, we can elect to buy the series E stock back at 100% of the price paid for the preferred stock.

                                 LEGAL MATTERS

  Palmer & Dodge LLP, Boston, Massachusetts, counsel to PixTech, is giving PixTech an opinion on the validity of the shares covered by this prospectus.

                                    EXPERTS

  The consolidated financial statements and schedule of PixTech, Inc. incorporated by reference in PixTech's Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Website at http://www.sec.gov.

  The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

  . Annual Report on Form 10-K for the year ended December 31, 1998;
  . Current Report on Form 8-K filed with the SEC on January 7, 1999; and . The description of the common stock contained in our Registration
    Statement on Form 8-A, filed with the SEC on July 6, 1994.

  You may request a copy of these filings, at no cost, by writing or telephoning us using the following contact information:

                           PixTech, Inc.
                           Avenue Olivier Perroy
                           13790 Rousset, France
                           Attention: Chief Financial Officer
                           011-33-4-42-29-10-00

  You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14. Other Expenses of Issuance and Distribution.

The following expenses incurred in connection with the sale of the securities being registered will be borne by PixTech (also referred to as the "Company"). Other than the registration fee, the amounts stated below are estimates.

       Registration Fee................................................. $ 5,196
       Legal Fees and Expenses..........................................  20,000
       Other............................................................     804
                                                                         -------
         TOTAL.......................................................... $26,000
                                                                         =======

The selling stockholders will bear the expense of their own legal counsel and miscellaneous fees and expenses, if any.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the Company to indemnify directors, officers, employees and agents of the Company against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of the Company, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the Company.

Article FIFTH of the Company's Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party to any action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of the Company. The indemnification provided for in Article FIFTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article FIFTH also permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Company and such rights may be equivalent to, or greater or less than, those set forth in Article FIFTH.

Article V, Section 1 of the Company's Restated by-laws provides that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

The Company has entered into indemnification agreements with each of its directors and has obtained insurance covering the officers and directors of the Company against certain losses and insuring the Company against certain of its obligations to indemnify its directors and officers.

Pursuant to the Delaware General Corporation Law, Article FIFTH of the Company's Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its shareholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director's duty of loyalty to the Company or shareholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.

The Company believes that courts in Europe and the US may have jurisdiction in an action against the Company, its directors or officers. Such jurisdiction will be delivered by the laws of the jurisdiction in effect at that time.

Item 16. Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
  4.1    Restated Certificate of Incorporation of the Registrant. Filed as
          Exhibit 3.2 to the Registrant's Registration Statement on Form S-1
          (File No. 33-93024) and incorporated herein by reference.

  4.2 Certificate of Designations of the Registrant. Filed as Exhibit 2.1 to the Company's Current Report on Form 8-K (File No. 0-16380) filed on
          January 7, 1999 and incorporated herein by reference.

  4.3    Restated By-laws of the Registrant. Filed as Exhibit 3.4 to the
          Registrant's Registration Statement on Form S-1 (File No. 33-93024) and incorporated herein by reference.

  4.4    Specimen Certificate of the Registrant's Common Stock. Filed as
          Exhibit 4.1 to the Registrant's Registration Statement on Form S-1
          (File No. 33-93024) and incorporated herein by reference.

  4.5    Preferred Stock Purchase Agreement dated as of December 22, 1998.
          Filed as Exhibit 1.1 to the Company's Current Report on Form 8-K
          (File No. 0-16380) filed on January 7, 1999 and incorporated herein by reference.
  5.1*   Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder.

 23.1    Consent of Ernst & Young LLP, independent auditors. Filed herewith.

 23.2*   Consent of Palmer & Dodge LLP (contained in Opinion of Palmer & Dodge
          LLP, filed as Exhibit 5.1 hereto).

 24.1*   Power of Attorney.

 24.2*   Certified resolution of the Board of Directors authorizing Power of
          Attorney.

--------
* Previously filed.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 11th day of March, 1999.

                                          PIXTECH, INC.

                                                             *
                                          By: _________________________________
                                                       Dieter Mezger
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the apacities and on the dates indicated:

             Signature                           Title                  Date
             ---------                           -----                  ----

                 *                   President and Chief           March 11, 1999
____________________________________  Executive Officer
           Dieter Mezger              (Principal Executive
                                      Officer) and Director

                 *                   Chairman of the Board         March 11, 1999
____________________________________
       Jean-Luc Grand-Clement

         /s/ Yves Morel              Chief Financial Officer       March 11, 1999
____________________________________  (Principal Financial and
             Yves Morel               Accounting Officer)

                 *                   Director                      March 11, 1999
____________________________________
         William C. Schmidt

*By: /s/ Yves Morel
  __________________________________
  Yves Morel
  Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                               Description
 -------                              -----------
  4.1     Restated Certificate of Incorporation of the Registrant. Filed as
          Exhibit 3.2 to the Registrant's Registration Statement on Form S-1
          (File No. 33-93024) and incorporated herein by reference.
  4.2     Certificate of Designations of the Registrant. Filed as Exhibit 2.1
          to the Company's Current Report on Form 8-K (File No. 0-16380)
          filed on January 7, 1999 and incorporated herein by reference.
  4.3     Restated By-laws of the Registrant. Filed as Exhibit 3.4 to the
          Registrant's Registration Statement on Form S-1 (File No. 33-93024)
          and incorporated herein by reference.
  4.4     Specimen Certificate of the Registrant's Common Stock. Filed as
          Exhibit 4.1 to the Registrant's Registration Statement on Form S-1
          (File No. 33- 93024) and incorporated herein by reference.
  4.5     Preferred Stock Purchase Agreement dated as of December 22, 1998.
          Filed as Exhibit 1.1 to the Company's Current Report on Form 8-K
          (File No. 0- 16380) filed on January 7, 1999 and incorporated herein by reference.
  5.1*    Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder.
 23.1     Consent of Ernst & Young LLP, independent auditors. Filed herewith.
 23.2*    Consent of Palmer & Dodge LLP (contained in Opinion of Palmer &
          Dodge LLP, filed as Exhibit 5.1 hereto).
 24.1*    Power of Attorney.
 24.2*    Certified resolution of the Board of Directors authorizing Power of
          Attorney.

--------
* Previously filed.